UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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P.F. CHANG’S CHINA BISTRO, INC.
(Name of Registrant as Specified In Its Charter)

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P.F. CHANG’S CHINA BISTRO, INC.
7676 East Pinnacle Peak Road
Scottsdale, AZ 85255

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2009

Dear Stockholder:

You are invited to attend the Annual Meeting of the Stockholders of P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”), which will be held on April 28, 2009 at 8 a.m., local time, at our offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona, 85255, for the following purposes:

1. To elect a Board of Directors. Management has nominated the following people for election at the meeting: Richard L. Federico, F. Lane Cardwell, Jr., Lesley H. Howe, Kenneth A. May, M. Ann Rhoades, James G. Shennan, Jr., Robert T. Vivian, R. Michael Welborn and Kenneth J. Wessels, each to serve a one-year term.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2010.

3. To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals.

4. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 2, 2009, are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona.

Our Annual Meeting materials will be made available over the Internet this year. We believe that this new delivery process will expedite stockholders’ receipt of proxy materials as well as lower the costs and reduce the environmental impact of our Annual Meeting. All stockholders of record on March 2, 2009 were mailed a Notice of Internet Availability (the “Notice”) with instructions on how to access our Annual Meeting materials online and how to request a paper copy of the materials by mail. The Notice also includes instructions on how to vote online or by telephone. Internet voting must be completed before midnight prior to the meeting.

By Order of the Board of Directors,

/s/  Richard L. Federico
Richard L. Federico
Chairman of the Board of Directors
and Co-Chief Executive Officer

Scottsdale, Arizona
March 16, 2009

IMPORTANT:  Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of P.F. Chang’s China Bistro, Inc., a Delaware corporation (“P.F. Chang’s” or the “Company”), for use at its Annual Meeting of stockholders to be held April 28, 2009, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is March 16, 2009, the approximate date on which this Proxy Statement and the enclosed proxy were first sent or made available to stockholders.

Notice of Internet Availability.  In accordance with the electronic delivery rules adopted by the Securities and Exchange Commission (“SEC”), the Company is permitted to furnish proxy materials to its stockholders on the Internet, in lieu of mailing a printed copy of proxy materials to each stockholder of record. You will not receive a printed copy of proxy materials, unless you request a printed copy. The Notice of Internet Availability (the “Notice”) instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials. The Notice also instructs you as to how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of the Company’s proxy materials and annual report, you must follow the instructions for requesting such materials included in the Notice. Alternatively, you may download or print these materials, or any portion thereof, from any computer with Internet access and a printer. The Company believes this process will provide its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials.

Electronic Access.  To access the Company’s proxy statement and annual report electronically, please visit www.proxyvote.com or the Company’s Investor Relations website at www.pfcb.com.

Voting Securities.  Only stockholders of record as of the close of business on March 2, 2009, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 23,870,499 shares of common stock of the Company, par value $0.001 per share, issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of record as of that date is entitled to one (1) vote for each share of stock held. The Company’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of the Company’s independent registered public accounting firm. All matters being voted upon this year’s Annual Meeting constitute routine matters.

Solicitation of Proxies.  The cost of soliciting proxies will be borne by the Company. The Company will solicit stockholders by mail through its regular employees, and no additional compensation will be paid to regular employees for such services. The Company will also request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company also may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation for such services.

Voting of Proxies.  All valid proxies received prior to the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Directors.  The table below sets forth the Company’s directors and certain information with respect to their ages and background:

			Director
Name	Position with the Company	Age	Since

Richard L. Federico	Chairman of the Board of Directors and Co-Chief Executive Officer	54	1996
F. Lane Cardwell, Jr.	Director	56	1999
Lesley H. Howe	Director	64	2003
Kenneth A. May	Director	48	2007
M. Ann Rhoades	Director	64	2003
James G. Shennan, Jr.	Director	67	1997
Robert T. Vivian	Director and Co-Chief Executive Officer	50	2009
R. Michael Welborn	Director and Executive Vice President	57	1996
Kenneth J. Wessels	Director	66	2000

Richard L. Federico joined the Company as President and a director in February 1996 and in September 1997 succeeded Paul M. Fleming, founder of the Company, as Chief Executive Officer. In December 2000, Mr. Federico was named Chairman of the Board. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc. (NYSE:EAT), where he was responsible for concept development and operations. Under his direction, this division grew from one unit in 1989 to more than 70 units by 1996. He also serves on the board of directors of Jamba, Inc. (NASDAQ:JMBA).

F. Lane Cardwell, Jr. has served as a director of the Company since October 1999. Mr. Cardwell has spent over 30 years in the restaurant industry, most recently as the President of Eatzi’s Market and Bakery from 1996 to 1999. Prior to joining Eatzi’s in 1996, Mr. Cardwell was Executive Vice President, Chief Administrative Officer and a member of the board of directors of Brinker International, Inc. (NYSE:EAT). Currently, Mr. Cardwell is acting Chief Executive Officer and a member of the board of directors of Famous Dave’s America, Inc. (NASDAQ:DAVE).

Lesley H. Howe has served as a director of the Company since March 2003. Mr. Howe spent over 30 years with the international accounting firm of KPMG Peat Marwick, LLP, where he was a senior partner and served as area managing partner/managing partner of that firm’s Los Angeles Office from 1994 to 1997. From December 2001 until its sale in 2007, he was the Chief Executive Officer of Consumer Networks, LLC, a San Diego-based Internet marketing and promotions company. He also serves on the boards of directors and is the chairman of the audit committees of Volcano Corp (NASDAQ:VOLC), Jamba Inc. (NASDAQ:JMBA) and NuVasive, Inc. (NASDAQ:NUVA) and is also a board member of a privately held company.

Kenneth A. May has served as a director of the Company since May 2007. Mr. May was the President and Chief Executive Officer of FedEx Kinko’s Office and Print Services, Inc. (“FedEx Kinko’s”), an operating company of FedEx Corporation (NYSE: FDX) (“FedEx”), from February 2006 through March 2008. He came to FedEx Kinko’s as the Executive Vice President, Chief Operating Officer in August 2004. Prior to that, Mr. May worked at FedEx since 1982, most recently as Senior Vice President of U.S. Operations, a position in which he served from 2000 until 2004. Mr. May has served on the national Board of Trustees for the March of Dimes since June 2004 and is currently Chairman of the Board.

M. Ann Rhoades has served as a director of the Company since March 2003. Ms. Rhoades has spent over 25 years in a variety of service-based industries, most recently as the Executive Vice President of People for JetBlue Airways Corporation (NASDAQ:JBLU) from 1999 to April 2002. Prior to joining JetBlue, Ms. Rhoades was the Executive Vice President, Team Services & Public Relations of Promus Hotel Corporation/Doubletree Hotel Corporation. Ms. Rhoades is currently the President of People Ink, a human resources consulting company she founded, and a member of the boards of directors of JetBlue Airways Corporation (NASDAQ:JBLU) and Restoration Hardware, Inc. (NASDAQ:RSTO).

James G. Shennan, Jr. has served as a director of the Company since May 1997. He is General Partner Emeritus of Trinity Ventures, a venture capital firm. Mr. Shennan also serves on the board of directors of Starbucks Corporation (NASDAQ:SBUX).

Robert T. Vivian has served as a director of the Company since January 2009 when he was appointed Co-Chief Executive Officer and had previously served as President of the Company since December 2000. Prior to December 2000, Mr. Vivian served as Chief Financial Officer for the Company since joining P.F. Chang’s China Bistro, Inc. in 1996. From January 1991 to April 1996, Mr. Vivian served in a variety of positions at Brinker International, Inc., the most recent of which was Vice President of Investor Relations.

R. Michael Welborn joined the Company as Executive Vice President in May 2005 and has served as a director of the Company since August 1996. Mr. Welborn has over 25 years of experience in financial services, most recently as Executive Vice President for Bank One Corporation, a national bank, from January 1996 through July 2004. From September 1993 to December 1995, he served as Managing Director of The Venture West Group, a merchant bank. From May 1988 to September 1993, Mr. Welborn served as Chairman of Citibank of Arizona. Mr. Welborn also serves on the board of directors of a private company.

Kenneth J. Wessels has served as a director of the Company since October 2000. Mr. Wessels was the Chief Executive Officer and Chairman of the Board of Strong Financial Corporation from December 2003 through December 2004, and remains a member of the boards of directors of Strong Financial Corporation and its various subsidiaries. Mr. Wessels was Chief Executive Officer of Dain Rauscher Wessels and a director of Dain Rauscher, Inc., from March 1998 to May 2000. Prior to joining Dain Rauscher, Mr. Wessels was Chief Executive Officer of Wessels, Arnold & Henderson, an investment banking firm which he founded in 1986. In addition, Mr. Wessels is also a director of Flint Prairie L.L.C.

The bylaws currently provide that the number of directors shall be not less than six (6) nor more than ten (10). Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Richard L. Federico, F. Lane Cardwell, Jr., Lesley H. Howe, Kenneth A. May, M. Ann Rhoades, James G. Shennan, Jr., Robert T. Vivian, R. Michael Welborn and Kenneth J. Wessels to stand for election at the Annual Meeting of Stockholders. If elected, the nominees will serve as directors until the Company’s Annual Meeting of Stockholders in 2010, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as management may designate.

If a quorum is present and voting, each of the nine (9) nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than nine (9) nominees. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote. Under the Company’s Bylaws, if an incumbent director is not elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject such director’s resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board of Directors’ decision with respect to his or her resignation. If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill the resulting vacancy or may decrease the size of the Board of Directors as permitted by the Bylaws of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, other than Messrs. Federico, Vivian and Welborn, each of the members of the Board is an independent director for purposes of the NASDAQ rules.

Board Meetings and Committees

During the fiscal year ended December 28, 2008, the Board held five (5) meetings. Each director serving on the Board in fiscal year 2008 attended at least 75% of the meetings of the Board and the Committees on which he or she served. Mr. Shennan is the presiding director which means that he contacts the other directors in advance of board meetings to determine whether there are any issues to be considered at the meeting including, but not limited to, during the executive session, and he also presides as chairman of the board during the executive session that is held at each meeting.

The Board of Directors has three standing committees: the Audit Committee, the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The members of the Audit Committee during fiscal 2008 were Messrs. Cardwell, Howe (Chairperson) and Wessels. Each of the members of the Audit Committee is independent for purposes of the NASDAQ and SEC rules as they apply to audit committee members. The Board of Directors has determined that Mr. Howe is an audit committee financial expert, as defined in the rules and regulations of the SEC. The Audit Committee held eight (8) meetings during the fiscal year ended December 28, 2008. The functions of the Audit Committee include: recommending to the Board the retention of independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of the Company’s accounting and financial controls and reviewing the independence of the Company’s independent registered public accounting firm. Additional information regarding the functions performed by the Committee is set forth in the “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS” included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.pfcb.com.

Compensation and Executive Development Committee

The members of the Compensation and Executive Development Committee during fiscal 2008 were Messrs. Cardwell (Chairperson) and Shennan and Ms. Rhoades. Each of the members of the Compensation and Executive Development Committee is independent for purposes of the NASDAQ rules. During the fiscal year ended December 28, 2008, the Compensation and Executive Development Committee held five (5) meetings. The Compensation and Executive Development Committee’s function is to review and approve the salaries, annual incentive compensation and long-term incentive compensation for executive officers and key employees. For additional information concerning the Compensation and Executive Development Committee, see “COMPENSATION DISCUSSION AND ANALYSIS” and “REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION” included in this annual proxy statement. The Compensation and Executive Development Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.pfcb.com.

Nominating and Corporate Development Committee

The members of the Nominating and Corporate Governance Committee during fiscal 2008 were Messrs. Shennan (Chairperson), Wessels and May. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the NASDAQ rules. During the fiscal year ended December 28, 2008, the Nominating and Corporate Governance Committee held four (4) meetings. The Nominating and Corporate Governance Committee’s functions are to consider qualified candidates for appointment and nomination for election to the Board of Directors and make recommendations concerning such candidates, develop corporate governance principles for recommendation to the Board of Directors and oversee the regular evaluation of the Company’s directors and management.

Director Nominations

The Board of Directors has adopted a Policy on Director Nominations (the “Nominating Policy”), the purpose of which is to describe the process by which candidates for possible inclusion in the Board’s recommended slate of director nominees (the “Candidates”) are selected. The Nominating Policy is administered by the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board.

Minimum Criteria for Board Member Candidates

Each Candidate must possess at least the following minimum qualifications to be considered for a position on the Board of Directors:

•	Each Candidate shall be prepared to represent the best interests of all of the Company’s stockholders and not just one particular constituency.

•	Each Candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has an established record of professional accomplishment in his/her chosen field.

•	No Candidate, or family member (as defined in the NASDAQ rules) or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a Candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

•	Each Candidate shall be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he/she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

•	Each Candidate shall be willing to make, and be financially capable of making, the required investment in the Company’s stock in the amount and within the timeframe specified in the Company’s Corporate Governance Principles and Practices.

Desirable Skills and Qualities

In addition, the Nominating Committee also considers it desirable that Candidates possess the following qualities or skills:

•	Each Candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

•	Each Candidate should contribute positively to the existing chemistry and collaborative culture among Board members.

•	Each Candidate should possess professional and personal experience and expertise relevant to the Company’s goal of being a leading consumer brand. At this stage of the Company’s development, relevant experiences might include, among other things, large company CEO experience, senior-level multi-unit retail or restaurant experience, and relevant senior-level expertise in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying Candidates (other than those proposed by the Company’s stockholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible Candidates from a number of sources — members of the Board; senior-level Company executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify Candidates (and to approve any such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible Candidates who meet the minimum and desired qualifications expressed in the Nominating Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each Candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee.

The Nominating Policy divides the process for Candidates nominated by stockholders into the general nomination right of all stockholders and nominations by “Qualified Stockholders” (as defined below).

General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an Annual Meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company’s bylaws. The Company’s bylaws are available publicly on the Company’s website at www.pfcb.com. The procedures described in the following paragraph are meant to establish an additional means by which certain stockholders can have access to the Company’s process for identifying and evaluating Candidates, and is not meant to replace or limit stockholders’ general nomination rights in any way.

Proposals by Qualified Stockholders

In addition to those Candidates identified through its own internal processes, the Nominating Committee will evaluate Candidates proposed by a single stockholder that has beneficially owned more than 2% of the Company’s common stock for at least one year (and will hold the required number of shares through the annual stockholders meeting) and that satisfies the notice, information and consent provisions in the Nominating Policy (a “Qualified Stockholder”). All Candidates (whether identified internally or by a Qualified Stockholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board will be included in the Company’s recommended slate of director nominees in its proxy statement.

In order to be considered by the Nominating Committee for an upcoming Annual Meeting of stockholders, a notice from a Qualified Stockholder regarding a potential candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s Annual Meeting. Where the Company changes its Annual Meeting date by more than 30 days from year to year, the notice must be received by the Nominating Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming Annual Meeting is publicly disclosed.

Any Candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material personal, professional, financial or business relationships from the nominating stockholder), as determined by the Nominating Committee or by applicable law. Any Candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable NASDAQ rules.

Evaluation of Candidates

The Nominating Committee will consider all Candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a Candidate continues to be of interest to the Nominating Committee, the Chair of the Nominating Committee will interview the Candidate and communicate the Chair’s evaluation to the other Committee members and the Chief Executive Officer. If the Chair’s initial evaluation is favorable, the Candidate will be interviewed by one or more of the other Nominating Committee members, other Board members, and members of senior management. If the results of these interviews are favorable, the Chair of the Nominating Committee will arrange to have appropriate reference and background checks conducted and the Chair will report the findings from such checks to the other Nominating Committee members. The Nominating Committee will then meet to consider and finalize its list of recommended Candidates for the Board’s consideration. Except as may be required by applicable law, rule or regulation, the Nominating Committee will have no obligation to discuss the outcome of the evaluation process, or the reasons for the Nominating Committee’s recommendations, with any stockholder who made a proposal.

Timing of Identification and Evaluation Process

The Company’s fiscal year ends each year on the Sunday closest to December 31. The Nominating Committee usually meets in December and February to consider, among other things, Candidates to be recommended to the Board for inclusion in the Company’s recommended slate of director nominees for the next Annual Meeting and the Company’s proxy statement. The Board usually meets each February to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the Annual Meeting, which is typically held in April of the same year.

The Nominating Policy is intended to provide a set of flexible guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the Nominating Policy at least annually and anticipates that modifications will be necessary from time to time the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may modify or amend the Nominating Policy at any time. Should this occur, an amended and restated policy will be made publicly available in the investor relations section of the Company’s website at www.pfcb.com.

Communications with Directors

Stockholders may communicate appropriately with any and all Company directors by sending written correspondence addressed as follows:

Chairman of the Board
or Board of Directors
c/o Chairman of the Corporate Governance and Nominating Committee
P.F. Chang’s China Bistro, Inc.
7676 East Pinnacle Peak Road
Scottsdale, Arizona 85255

Director Attendance at Annual Meetings

The Company believes that the Annual Meeting of stockholders is a good opportunity for the stockholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the stockholders may share with the Company at the meeting. All directors are strongly encouraged to attend the Company’s Annual Meeting of stockholders.

Committee Charters, Business Ethics Policy and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above. The Board has also adopted a Business Ethics Policy that applies to all of the Company’s home office and field management employees, officers and directors. These materials and other corporate governance materials are available on the Company’s website at www.pfcb.com.

Compensation and Executive Development Committee Interlocks and Insider Participation

During the last fiscal year, executive compensation was administered by the Compensation and Executive Development Committee comprised of three non-employee directors of the Company, F. Lane Cardwell, Jr., M. Ann Rhoades and James G. Shennan, Jr. Mr. Federico, the Company’s Chairman and Chief Executive Officer during fiscal 2008, participated in the deliberations of the Compensation and Executive Development Committee regarding executive compensation that occurred during 2008, but did not take part in the deliberations regarding his own compensation. Mr. Federico’s participation in the deliberations of the Compensation and Executive Development Committee included providing information on the performance of people who work at the Company and advisory recommendations regarding appropriate levels of compensation for the Company’s officers. None of the members of the Compensation and Executive Development Committee has been or will be one of the Company’s officers or employees. The Company does not have any interlocking relationships between its executive officers and the Compensation and Executive Development Committee and the executive officers and compensation committee of any other entities, nor has any such interlocking relationship existed in the past.

PROPOSAL NUMBER TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending January 3, 2010. KPMG LLP has acted in such capacity since its appointment on June 16, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting of stockholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009. If the proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm for fiscal year 2009 is not approved by stockholders, such action will be considered a direction to the Audit Committee to consider a different independent registered public accounting firm for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of KPMG LLP for fiscal year 2009 will stand, unless the Audit Committee finds other good reason for making a change. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 28, 2008 and December 30, 2007 by its independent registered public accounting firm, KPMG LLP:

	Fiscal 2008	Fiscal 2007

Audit Fees (1)	$633,243	$630,800
Tax Fees (2)	$94,912	$—
All Other Fees (3)	$—	$37,427

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are provided by KPMG LLP in connection with regulatory filings or engagements.

(2)	Tax Fees consists of fees billed for professional services rendered for tax advice. These services include assistance regarding federal and state tax compliance.

(3)	All Other Fees include fees for special projects provided by KPMG LLP as approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval.

Vote Required and Board of Directors’ Recommendation

If a quorum is present, either in person or by proxy, a majority of the stock having voting power present in person or represented by proxy is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by its bylaws or otherwise. The Company is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 3, 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 28, 2008. The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on the Company’s website at www.pfcb.com. Each of the members of the Audit Committee is independent for the purposes of the NASDAQ and SEC rules as they apply to audit committee members.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Management annually tests and evaluates the Company’s system of internal controls over financial reporting. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and KPMG LLP at each regularly scheduled Committee meeting. At a minimum, these updates occur quarterly. The Committee also holds regular private sessions with KPMG LLP to discuss its audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Committee with and the Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviews the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its integrated audit of the Company’s fiscal 2008 (i) consolidated financial statements and financial statement schedule, and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Company has an Internal Audit Department that reports to the Audit Committee. The Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, as well as quarterly assessments of internal controls and risks of fraud.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG LLP the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and KPMG LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2008, for filing with the SEC.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s external auditor KPMG LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to KPMG LLP for services in fiscal years 2008 and 2007.

AUDIT COMMITTEE

F. Lane Cardwell, Jr.
Lesley H. Howe
Kenneth J. Wessels

PROPOSAL NUMBER THREE

ADJOURNMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

Under the Company’s Bylaws, any meeting of stockholders, whether or not a quorum is present or has been established, may be adjourned by the affirmative vote of more shares of stock entitled to vote who are present, in person or by proxy, than are voted against the adjournment. No new notice need be given of the date, time or place of the adjourned meeting if such date, time or place is announced at the meeting before adjournment, unless the meeting is adjourned to a date more than 30 days after the date fixed for the original meeting or a new record date is fixed for the adjourned meeting. If the Company determines that an adjournment of the meeting is appropriate for the purpose of soliciting additional proxies in favor of any proposal being submitted by the Company at the meeting, such adjournment will be submitted for a stockholder vote under Item 3 of the attached Notice of Meeting. The Company will also use the discretionary authority conferred on its proxy holders by duly executed proxy cards to vote for any other matter as determined to be appropriate.

Vote Required and Board of Directors Recommendation

If a quorum is present, either in person or by proxy, approval of the proposal to adjourn the meeting, if necessary, for the purpose of soliciting additional proxies would require the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting of stockholders. Abstentions and “broker non-votes” would be counted for purposes of determining the presence of a quorum but otherwise would not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADJOURNMENT OF THE MEETING, IF NECESSARY IN THE JUDGMENT OF THE PROXY HOLDERS, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF P.F. CHANG’S PROPOSALS IN THIS PROXY STATEMENT.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 2, 2009, with respect to the beneficial ownership of the Company’s common stock by:

•	all persons known to be the beneficial owners of more than 5% of the Company’s outstanding common stock;

•	each of the Company’s directors and director-nominees;

•	each of the executive officers named in the Summary Compensation Table below; and

•	all of the Company’s executive officers and directors as a group.

	Shares Owned(1)
	Shares of Common	Percentage
	Stock Beneficially	of Common Stock
Name and Address of Beneficial Owner(2)	Owned	Outstanding(3)

T. Rowe Price Associates, Inc. (4)	2,466,890	10.3%
100 East Pratt Street Baltimore, MD 21202
Kornitzer Capital Management LLC (5)	2,207,350	9.2%
5420 West 61st Place Shawnee Mission, KS 66205
Morgan Stanley (6)	2,076,618	8.7%
1585 Broadway New York, NY 10036
Barclays Global Investors, NA (7)	1,664,790	7.0%
400 Howard Street San Francisco, CA 94105
Paul M. Fleming (8)	1,374,873	5.8%
5110 N. 40th, Suite 224 Phoenix, AZ 85018
Richard L. Federico (9)	487,455	2.0%
Robert T. Vivian (10)	326,689	1.4%
R. Michael Welborn (11)	262,489	1.1%
James G. Shennan, Jr. (12)	214,240	*
Russell G. Owens (13)	201,215	*
Mark D. Mumford (14)	138,075	*
F. Lane Cardwell, Jr. (15)	117,495	*
Kenneth J. Wessels (16)	99,001	*
M. Ann Rhoades (17)	84,551	*
Lesley H. Howe (18)	83,201	*
Kenneth A. May (19)	22,284	*
Executive Officers and Directors as a group (11 persons) (20)	2,036,695	8.5%

*	Less than 1%

(1)	Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options granted under the P.F. Chang’s China Bistro, Inc., Second Amended and Restated 1998 Stock Option Plan and 2006 Equity Incentive Plan are immediately exercisable, subject to the Company’s right to repurchase unvested shares upon termination of employment at a price equal to the option exercise price.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o P.F. Chang’s China Bistro, Inc., 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255.

(3)	See Note 1. Calculated on the basis of 23,870,499 shares of common stock outstanding as of March 2, 2009.

(4)	Based solely on a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on March 10, 2009. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based solely on a Schedule 13G filed by Kornitzer Capital Management, Inc. with the SEC on January 9, 2009. Kornitzer Capital Management, Inc. has sole voting power with respect to 2,207,350 shares and sole dispositive power with respect to 2,128,700 shares.

(6)	Based solely on a Schedule 13G/A filed jointly by Morgan Stanley and Morgan Stanley Investment Management, Inc., with the SEC on February 17, 2009. Morgan Stanley has sole voting power with respect to 1,915,853 shares and sole dispositive power with respect to 2,076,618 shares. Morgan Stanley Investment Management, Inc. has sole voting power with respect to 1,806,720 and sole dispositive power with respect to 1,887,563 shares.

(7)	Based solely on a Schedule 13G filed jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors Ltd. with the SEC on February 5, 2009. Barclays Global Investors, NA has sole voting with respect to 590,003 shares and sole dispositive power with respect to 666,635 shares. Barclays Global Fund Advisors has sole voting power with respect to 711,532 shares and sole dispositive power with respect to 982,324 shares. Barclays Global Investors Ltd. has sole voting power with respect to 645 shares and sole dispositive power with respect to 15,831 shares.

(8)	Based solely on a Schedule 13G filed by Paul M. Fleming with the SEC on November 13, 2007. Paul M. Fleming has shared voting power and dispositive power with respect to 1,374,873 shares.

(9)	Includes 381,000 shares subject to options which are exercisable within 60 days of March 2, 2009. 327,997 of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(10)	Includes 263,000 shares subject to options which are exercisable within 60 days of March 2, 2009. 228,647 of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(11)	Includes 234,035 shares subject to options which are exercisable within 60 days of March 2, 2009. 162,326 of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(12)	Includes 140,935 shares subject to options which are exercisable within 60 days of March 2, 2009. All of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(13)	Based solely on information available to the Company at the date of Mr. Owens’ departure. Includes 199,040 shares subject to options which are exercisable within 60 days of March 2, 2009. All of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(14)	Includes 119,243 shares subject to options which are exercisable within 6 days of March 2, 2009. 60,813 of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(15)	Represents 109,040 shares subject to options which are exercisable within 60 days of March 2, 2009. All of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(16)	Includes 89,591 shares subject to options which are exercisable within 60 days of March 2, 2009. All of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(17)	Represents 76,590 shares subject to options which are exercisable within 60 days of March 2, 2009. All of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(18)	Represents 75,324 shares subject to options which are exercisable within 60 days of March 2, 2009. All of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(19)	Represents 8,874 shares subject to options which are exercisable within 60 days of March 2, 2009. All of these shares would be vested within 60 days after March 2, 2009, and thus would not be subject to repurchase by the Company.

(20)	See notes 9-19. Includes 1,479,177 shares subject to options that vest within 60 days after March 2, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide material information about the Company’s compensation philosophy, objectives and other relevant policies and to explain and put into context the material elements of the disclosure that follows in this proxy statement with respect to the compensation of the Company’s named executive officers.

The following significant changes occurred during fiscal 2008 or are planned for fiscal 2009. These items are discussed in further detail below.

•	The promotion of the Company’s President, Robert T. Vivian, to Co-Chief Executive Officer during early fiscal 2009;

•	The departure of the President of Pei Wei Asian Diner, Russell G. Owens, during late fiscal 2008;

•	A change in the measurements to be used to determine payouts under the Company’s annual incentive plans for fiscal 2009; and

•	A change in the types of long-term incentive awards granted in fiscal 2008 and planned for fiscal 2009.

Executive Officers

The named executive officers of the Company held the following positions as of March 2, 2009:

Name	Position Held With the Company	Age

Richard L. Federico	Chairman of the Board of Directors and Co-Chief Executive Officer	54
Robert T. Vivian	Director and Co-Chief Executive Officer	50
R. Michael Welborn	Director and Executive Vice President	57
Mark D. Mumford	Chief Financial Officer	47

Mr. Federico is being considered for election to the position of director of the Company. See “Director Nominees” for a discussion of Mr. Federico’s business experience.

Robert T. Vivian is being considered for election to the position of director of the Company. See “Director Nominees” for a discussion of Mr. Vivian’s business experience.

R. Michael Welborn is being considered for election to the position of director of the Company. See “Director Nominees” for a discussion of Mr. Welborn’s business experience.

Mark D. Mumford has served as Chief Financial Officer of the Company since March 2006. Prior to joining the Company, Mr. Mumford served as Chief Accounting Officer and Vice President Finance for PetSmart, Inc. where he led all facets of accounting, finance and reporting, and was involved in investor relations. Mr. Mumford’s background includes more than 20 years of extensive financial and operational experience in the retail and high technology industries.

Departed Executive Officers

In December 2008, Russell G. Owens resigned from his position as Executive Vice President of the Company and President of Pei Wei Asian Diner, Inc. Mr. Federico will serve as President of Pei Wei Asian Diner, Inc. as the Company does not currently plan to appoint a replacement for this executive position.

Compensation and Executive Development Committee Composition and Charter

The Compensation and Executive Development Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibilities for determining the compensation provided to the Company’s executive officers. Pursuant to its charter, the Committee’s functions are to:

•	collaborate with executive management in developing a compensation philosophy;

•	evaluate and approve compensation for the named executive officers; and

•	oversee the general employee benefit programs as well as the Company’s annual and long-term incentive compensation plans and employee stock purchase plan.

Three non-employee members of the Board, F. Lane Cardwell, Jr., M. Ann Rhoades and James G. Shennan, Jr., serve on the Committee. Each member of the Committee meets the independence requirements specified by the NASDAQ, applicable SEC rules, and Section 162(m) of the Code, as determined annually by the Board. The Committee held five formal meetings during fiscal year 2008. The Chair of the Committee reports the Committee’s actions and recommendations to the full Board following each Committee meeting. Each Board meeting also includes an executive session among only the independent directors in which executive compensation matters are discussed as appropriate. The Committee’s complete charter is available on the Company’s website at www.pfcb.com.

Compensation Consultant

The Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. In accordance with the authority granted under its charter, the Committee engaged Semler Brossy Consulting Group (“Semler Brossy”) as an independent outside compensation consultant to advise the Committee from time to time on matters relating to executive compensation. Semler Brossy has periodically advised the Committee on executive compensation benchmarking and compensation program design. Semler Brossy has also been involved in determining the Company’s peer group and performed compensation analysis focused on benchmarking comparisons and compensation mix and ratios. Semler Brossy has not recommended specific pay level changes for the Company’s executive officers.

Role of Executive Officers in Compensation Decisions

The Committee makes all decisions regarding the compensation of executive officers, including annual and long-term incentive compensation programs. For fiscal years 2008 and prior, the Committee and the Chief Executive Officer (Mr. Federico) annually reviewed the performance of the other executive officers. The Chairman of the Committee and the Chairman of the Nominating and Corporate Governance Committee reviewed the performance of the Chief Executive Officer. Beginning in fiscal 2009, the Committee and both Co-Chief Executive Officers (Mr. Federico and Mr. Vivian) will annually review the performance of the other executive officers. The Chairman of the Committee and the Chairman of the Nominating and Corporate Governance Committee will review the performance of both Co-Chief Executive Officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee, which can exercise its discretion in modifying any recommended adjustments or awards.

Compensation Philosophy and Objectives

The goals of the Company’s executive officer compensation policies are to:

•	attract and retain exceptional executive officers and reward appropriately those executive officers who contribute to the Company’s success;

•	align executive officer compensation with the Company’s performance and the interests of its stockholders; and

•	motivate executive officers to achieve the Company’s business objectives.

The Company primarily uses salary, annual incentive compensation and long-term incentive compensation to attain these goals. The Committee reviews compensation surveys and other data provided by the Company’s outside consultant to enable the Committee to compare the Company’s compensation levels with those of other restaurant and retail companies with which it competes for talent and stockholder investment.

The Committee’s guiding philosophy is to ensure the Company’s compensation and benefits policies attract, motivate and retain executives of the caliber necessary to support the Company’s growth and success, both operationally and strategically. This philosophy guides the design and administration of compensation and benefit programs for the Company’s officers, other executives, and the general workforce. The Committee has continued to employ the following key strategies in support of the Company’s guiding philosophy:

•	Use total annual compensation (salary plus annual incentive compensation) to appropriately recognize each individual officer’s scope of responsibility, role in the organization, experience and contributions.

•	Use long-term incentives to align employee and stockholder interests, as well as to attract, motivate and retain employees and enable them to share in the long-term growth and success of the Company. Such incentives can take the form of non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, performance units, and through participation in a tax-qualified employee stock purchase plan.

•	Provide benefit programs that are competitive within the Company’s defined talent market, provide participant flexibility and are cost-effective to the Company, but are also generally available to all of the Company’s full-time employees.

The Committee refers to external benchmarks as part of its due diligence in determining salary and target award amounts, including the peer group companies noted below in this report.

Determining Executive Compensation

The Company has structured its executive compensation program to motivate executives to achieve the business goals of the Company and reward them for achieving these goals. The Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers.

The Committee compares compensation levels and mix against a peer group of restaurant and retail companies. The peer group consists of both restaurant and retail companies as a result of the relatively limited number of restaurant companies that are comparable to the Company and the fact that both industries compete for the same executive talent due to their similar economics and business characteristics. The inclusion of retail companies in the peer group provides a greater number of data points for comparison and mitigates the distorting effects that outliers would have in a smaller group. The companies in the peer group are reviewed periodically and changes are made as appropriate. The peer group companies for both fiscal 2008 and fiscal 2009 are:

Brinker International	Chipotle	Texas Roadhouse
Abercrombie & Fitch	Coach	Fossil
Choice Hotels	Chicos FAS	Guess
Ruby Tuesday	Cheesecake Factory	California Pizza Kitchen
Urban Outfitters	DSW	Coldwater Creek
Sonic	Panera Bread	Hibbett Sports
BEBE

In order to address retention concerns and to align executive compensation levels with the Company’s stated philosophy regarding competitiveness, the Committee has established an overall pay-positioning strategy for total direct compensation (base salary, targeted annual incentive compensation and targeted long-term compensation) for executive officers between the 50th — 75th percentile of compensation paid to similarly situated executives of the companies comprising the peer group. Variations to this targeted range may occur as dictated by the experience level of the individual and market factors, such as demand for, and availability of, qualified candidates for a particular position. In addition, the Committee takes this positioning strategy into account when establishing the performance objectives in the Company’s annual incentive plan. These performance objectives have historically been challenging, as evidenced by the absence of annual incentive plan payouts during both fiscal 2006 and fiscal 2007.

A significant percentage of total compensation for the Company’s executive officers is allocated to incentive compensation as a result of the philosophy mentioned above. The Committee gathers and reviews relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Once the Committee establishes an appropriate level of base annual salary for each executive officer, annual incentive compensation and long-term incentive compensation targets are determined as a percentage of base annual salary using the information discussed above to formulate a comprehensive compensation package for each named executive officer that meets the goals of the Committee’s stated compensation philosophy.

For fiscal 2008, the base salaries for the Company’s named executive officers taken as a group were between the 50th — 75th percentile of target and actual base salaries for the peer group companies. For fiscal 2008, total annual compensation (base salary and annual incentive compensation) and total direct compensation (total annual compensation and long-term incentive compensation) for the named executive officers as a group approximated the target and actual amounts of peer group companies in this targeted range.

Compensation Components and Processes

Base Salary

The annual salary for executive officers is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at the peer group companies and individual factors such as unique skills, demand in the labor market, and longer-term development and succession plans.

For fiscal years 2008 and prior, in determining the salaries of the executive officers, the Committee considered information provided by the Company’s Chief Executive Officer (Mr. Federico) with respect to the performance of other executive officers and the results of the review of the Chief Executive Officer’s performance by the Chairs of the Committee and the Nominating and Corporate Governance Committee, as well as salary surveys and similar data prepared by its independent consultant. The Chief Executive Officer has also been responsible for evaluating the performance of all other executive officers and recommending salary adjustments, which are reviewed and approved by the Committee.

Beginning in fiscal 2009, the Committee and both Co-Chief Executive Officers (Mr. Federico and Mr. Vivian) will annually review the performance of the other executives. The Chairman of the Committee and the Chairman of the Nominating and Corporate Governance Committee will review the performance of both Co-Chief Executive Officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, will be presented to the Committee, which can exercise its discretion in modifying any recommended adjustments or awards.

The Committee reviews executive officer salaries annually after the end of each fiscal year. At its February 2009 meeting, the Committee reviewed the Company’s performance in 2008 and peer group information. Based on this review, no salary increases were approved for named executive officers for fiscal 2009, with the exception of Mr. Vivian. Mr. Vivian was appointed Co-Chief Executive Officer at the beginning of fiscal 2009 and his annual base salary was increased to $600,000 in connection with this promotion.

The following table shows base salaries for the named executive officers for the current year and each of the past two years:

	Annual Salary
Executive Officer	2009	2008	2007

Richard L. Federico	$676,000	$676,000	$650,000
Robert T. Vivian	600,000	458,000	440,000
R. Michael Welborn	364,000	364,000	350,000
Mark D. Mumford	320,000	320,000	305,000
Russell G. Owens(1)	—	442,000	425,000

(1)	Mr. Owens resigned from his position with the Company in December 2008.

Annual Incentive Compensation

The Company maintains an annual Officer Bonus Plan (the “Bonus Plan”) designed to reward achievement of specified levels of financial and individual performance.

2008 Annual Incentive Targets

For fiscal 2008, payouts under the Bonus Plan, if any, were to be based on the Company’s achievement of targeted earnings per share (“EPS”) levels during the fiscal year. The Committee chooses target EPS levels that are considered to be challenging. Under the Bonus Plan, each officer position has an assigned target bonus level, expressed as a percent of fiscal year-end annual base salary. If the Company achieves the targeted EPS level, then the targeted bonuses will be fully paid. For each 1% increase of EPS over the targeted EPS level the bonus payout is increased by 5%, up to a cap of two times the applicable target amount for each executive. For each 1% below the targeted EPS level, the bonus payout is decreased by 5%, subject to a minimum EPS level below which bonus payments will not be made.

The Committee approved the fiscal year 2008 Bonus Plan at its February 4, 2008 meeting. For fiscal year 2008, the target bonuses were 100% of base salary for both Co-Chief Executive Officers (Mr. Federico and Mr. Vivian) and 60% of base salary for both the Chief Financial Officer (Mr. Mumford) and the Executive Vice President (Mr. Welborn). The targeted EPS level for fiscal 2008 was $1.38. As a result of the Company achieving its EPS target during fiscal 2008, the named executive officers each received a payout under the 2008 Bonus Plan as shown in the summary compensation table below.

2009 Annual Incentive Targets

The Company has historically believed that using EPS as the basis for determining payouts under the Bonus Plan has closely aligned the compensation of the participants in the Bonus Plan with the delivery of increased value to stockholders. Based upon a further review of its Bonus Plan, however, the Company now believes that an exclusive focus on a short-term, income statement measure like EPS may not be the best way to measure and reward behavior that best maximizes the long-term economic value of the business. Instead, the Company has determined that, for 2009 and future years, it will measure annual performance and determine annual incentive payouts utilizing return on invested capital (“ROIC”), a long-term measure that the Company believes improves the alignment of executive compensation with stockholder interests by providing an enhanced focus on long-term stockholder value creation. The Company believes that use of the ROIC formula described below will result in incentive awards that are more closely aligned with the long-term results of the business, as opposed to awards based on short-term measures, like EPS, that focus only on the current financial performance of the Company.

Annual bonuses paid to the Company’s executive officers under the fiscal 2009 Bonus Plan will be based on the Company’s fiscal 2009 performance as determined by the Company’s ROIC during fiscal 2009 relative to both the Company’s fiscal 2009 Weighted Average Cost of Capital (“WACC”) and the Company’s fiscal 2008 ROIC. The Company’s ROIC for any given fiscal year will be calculated as Net Operating Profit After-Tax divided by Total Invested Capital.

The following salary multipliers will be used in the bonus determination for each executive officer:

	Co-Chief Executive	Chief Financial	Executive Vice
	Officers	Officer	President

Salary multiplier	100%	60%	60%

The actual 2009 cash bonus payout for each executive officer will be calculated by multiplying each executive’s annual base salary by their salary multiplier and the fiscal 2009 company performance multiplier. The company performance multiplier is defined as follows:

Company Performance Multiplier = (Current Year ROIC divided by Current Year WACC) multiplied by (Current Year ROIC divided by Prior Year ROIC)

The Committee approved the fiscal year 2009 Bonus Plan at its February 3, 2009 meeting.

Long-Term Incentive Compensation

The Company believes in a strong alignment of interests between its executive officers and the Company’s stockholders. As such, long-term incentives are designed to emphasize sustained performance over multiple years to help build stockholder value. Such incentives may be equity-settled or cash-settled but have a strong linkage to the Company’s stock price and other long-term measures.

2008 Long-Term Incentives

The Company has typically issued long-term incentive awards to eligible corporate employees, including the executive officers, in July of each year, with an effective grant date three trading days after public release of the Company’s earnings for the second fiscal quarter. In the past, the only long-term incentives awarded to executive officers by the Committee were stock options. Other employees were eligible to receive grants of stock options, restricted stock or a combination thereof. After analyzing data from the Company’s peer group regarding compensation mix and practices relating to equity-based compensation, the Committee modified its approach to long-term incentive compensation for executive officers during 2008.

The Company’s fiscal 2008 annual corporate grant was issued in October 2008 and was comprised solely of restricted stock grants for all eligible employees, including executive officers. The utilization of restricted stock grants brings the Company’s equity compensation practices more in line with those of its peer group, reduces the total number of shares subject to grants and strikes a balance between the performance and retention objectives underlying the program. The targeted value of long-term incentive awards issued to executive officers has generally been determined with reference to peer group companies, the responsibilities and expected future contributions of the executive officers, as well as recruitment and retention considerations.

At its October 16, 2008 meeting, the Committee reviewed the analyses and recommendations of the Chief Executive Officer (Mr. Federico) for long-term incentive awards to the other executive officers and its own review and analyses with respect to the Chief Executive Officer. In reviewing the recommended grants, the Committee considered each officer’s performance and contribution during the fiscal year, analyses reflecting the value delivered, and the proportion of shares granted to each executive officer and the executive officers in the aggregate as a percentage of total shares granted during the fiscal year, and the total potential value of all prior equity awards made to each executive officer based on several potential share price growth scenarios. The Committee also considered the grant date fair value of each executive officer’s award against a targeted percentage of each executive officer’s base salary. Based on its analysis, the Committee approved the following fiscal 2008 restricted stock grants to each of the named executive officers:

	Shares	Grant Date Fair Value
Executive Officer	Granted	as a % of Base Salary

Richard L. Federico	44,823	115.0%
Robert T. Vivian	35,000	132.5%
R. Michael Welborn	18,929	90.2%
Mark D. Mumford	16,832	91.2%
Russell G. Owens(1)	—	—

(1)	Mr. Owens did not receive a 2008 restricted stock grant. He resigned from his position with the Company in December 2008.

The Summary Compensation Table appearing later in this proxy statement includes total share-based compensation expense recognized by the Company during fiscal 2008 related to the grants shown above.

In the event a new executive officer is hired, any associated grant will be made with an effective date of the new executive officer’s hire date, unless such date is within a black-out period under the Company’s insider trading policy, in which case, the award will have an effective grant date of the end of the black-out period, or as otherwise approved by the Board of Directors. Stock options are granted with an exercise price per share equal to the closing price of the Company’s common stock on the grant date. Options vest over a period of five years with 20% of the total shares subject to such option vesting on the first anniversary of the grant date and the remaining 80% of the total shares subject to such option vesting in equal monthly increments thereafter, in all cases subject to continuous, uninterrupted service to the Company. Restricted stock grants vest 100% at the end of a three-year period of continuous, uninterrupted service to the Company. See “Potential Payments upon Termination or Change in Control” section below for details regarding equity award vesting provisions in the case of termination or change in control.

2009 Long-Term Incentives

For fiscal 2009, the Company plans to take a slightly different approach to long-term incentive awards issued to eligible corporate employees, including executive officers, and anticipates that fiscal 2009 long-term incentive awards will take the form of cash-settled stock appreciation rights, cash-settled phantom restricted stock, performance units or a combination thereof. While the value of such awards will still be based on changes in the Company’s stock price and therefore will continue to strongly align with the interests of the Company’s stockholders, awards will no longer be settled through the issuance of additional shares and will instead be settled in cash. The primary reason for this change is to reduce the stockholder dilution impact resulting from equity award issuances. Additionally, cash-settled equity awards receive variable accounting treatment under SFAS 123R which will enable the Company to achieve better matching of share-based compensation expense recognized for financial statement purposes with the ultimate values received by employees.

On February 16, 2009, the Committee approved the award of 600,000 performance units to each of the Company’s Co-Chief Executive Officers, Mr. Federico and Mr. Vivian, pursuant to the Company’s 2006 Equity Incentive Plan. Each award will vest on January 1, 2012, at which time the value of such awards, if any, will be determined and paid in cash.

The cash value of the performance units will be equal to the amount, if any, by which the Company’s final average stock price, as defined, exceeds the strike price. The strike price will be adjusted, either up or down, based on the percentage change in the Russell 2000 Index during the performance period, as defined, which approximates three years. The total value of the performance units is subject to a maximum value of $12.50 per unit. If the Company’s stock appreciation is less than the Russell 2000 Index, the performance units will have no value. In the event of an executive’s involuntary separation without cause or due to a change in control (as both terms are defined in the executive employment agreements) prior to the end of the performance period, the performance period will end and the maximum value per unit may be calculated at a reduced amount. Additionally, if the Company’s final average stock price declines compared to the original strike price, the total value of the performance units, if any, will be reduced by 50 percent.

It is the Committee’s intent that the granting of these performance units will satisfy the future long-term incentive needs of Mr. Federico and Mr. Vivian during the term of these awards.

The Company plans to issue annual long-term incentive awards to all other eligible corporate employees, including the other executive officers, during July 2009.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (“ESPP”) in which all employees, including the executive officers, may choose to participate. Participants are able to purchase shares of the Company’s common stock with a value of up to $12,500 at a price equal to 95% of the fair market value of the stock at the end of each six-month offering period for the ESPP. The Committee continues to believe that this is an effective vehicle for enabling executives and employees to increase their ownership position in the Company, thereby promoting a closer link between the interests of employees and the Company’s stockholders.

401(k) Restoration Plan

The Company has a 401(k) Restoration Plan (the “Restoration Plan”), a nonqualified deferred compensation plan which allows the named executive officers and other highly compensated employees to defer receipt of a portion of their compensation and contribute such amounts to one or more investment funds. The maximum aggregate amount deferrable under the Restoration Plan is 75% of base salary and 100% of cash incentive compensation. The Company makes bi-weekly matching contributions in an amount equal to 25% of the first 6% of employee compensation contributed, subject to an annual maximum of $3,375. Company contributions to the Restoration Plan vest at the rate of 20% each year beginning after the employee’s first year of service. During the year ended December 28, 2008, the Company’s matching contribution expense for all employees participating in the Restoration Plan was $0.2 million. The Restoration Plan provides executives with an opportunity to achieve retirement income security and acts as an additional means to help the Company retain its executive officers.

Benefits and Perquisites

The Committee oversees the design, implementation and administration of all Company-wide benefit programs. The Committee periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and are warranted, based upon the business need and contributions of the executive officers. The benefits and perquisites available to the executive officers are also generally available to all of the Company’s full-time employees.

Executive Stock Ownership Requirements

As stated above, one of the goals of the Company’s executive compensation program is to align the interests of its executives with those of its stockholders. Accordingly, in 2007, the Company adopted stock ownership guidelines for its named executive officers. The guidelines are intended to encourage retention and to further align the financial interests of executive officers with those of its stockholders. The guidelines are based on a multiple of base salary for each position as set forth in the table below. In addition to shares that are owned, the executives are able to count the value of in-the-money options plus restricted shares, if any. Each executive has five years from the initiation of the program to comply with the foregoing guidelines. The following table shows the targeted multiple of base salary for each current named executive officer and the status of each current named executive officer with respect to compliance with the Company’s stock ownership guidelines.

	Multiple		Value Held at	Excess/(Shortfall)	Shares of Common	Percentage of
	of Base		March 2,	as of March 2,	Stock Beneficially	Common Stock
Executive Officer	Salary		2009	2009	Owned(1)	Outstanding(1)

Richard L. Federico	4	x	$2,193,436	$(510,564)	487,455	2.0%
Robert T. Vivian	4	x	1,187,800	(1,212,200)	326,689	1.4%
R. Michael Welborn	2	x	530,667	(197,333)	262,489	1.1%
Mark D. Mumford	2	x	351,217	(288,783)	138,075	*

(1)	See Stock Ownership of Certain Beneficial Owners and Management table and related notes for further information regarding these amounts.

*	Less than 1%

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has entered into employment agreements with each of its named executive officers. The agreements are substantially identical. They each provide for an initial three-year term and automatic renewal for subsequent one-year terms unless either the Company or the employee provides written notice that the agreement shall not automatically renew. The agreements prohibit these officers from competing with the Company and Pei Wei Asian Diner, Inc. in the area of Chinese and Asian food concepts during the term of the agreements and for one year after termination.

Each of the employment agreements also provides for severance payments upon termination and after a change of control of the Company. The Committee believes that terms of these agreements are in line with market standards and are an important means to allow management to continue to focus on running the business of the Company in the event of a pending or actual change of control event or otherwise. More detailed information concerning these severance payments appears herein under the caption “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Implications

The Company has considered the provisions of the Internal Revenue Code of 1986, as amended, and the related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Company’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation.

The Company has also taken into consideration Internal Revenue Code Section 409A in the design and implementation of the Company’s compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Compensation Information

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers of the Company for fiscal years 2008, 2007 and 2006.

									Change in Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
					Stock	Option		Incentive Plan	Compensation	All Other
		Salary		Bonus	Awards	Awards		Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)		($)	($)(4)	($)(5)	($)

Richard L. Federico	2008	676,000		739,200	46,801	650,480		—	3,375	8,949	2,124,805
Chairman and Co-Chief	2007	650,000		—	—	802,853		—	3,375	5,330	1,461,558
Executive Officer	2006	585,000		—	—	759,644		—	—	17,377	1,362,021
Robert T. Vivian	2008	458,000		500,800	36,553	528,595		—	—	6,196	1,530,144
Co-Chief Executive Officer	2007	440,000		—	—	664,426		—	—	4,926	1,109,352
	2006	385,000		—	—	671,266		—	—	11,438	1,067,704
R. Michael Welborn	2008	364,000		238,800	19,768	707,993		—	3,375	7,620	1,341,556
Executive Vice President	2007	350,000		—	—	641,744		—	1,750	8,476	1,001,970
	2006	315,000		—	—	517,668		—	—	7,344	840,012
Mark D. Mumford	2008	320,000		234,700	17,583	417,024		—	—	5,242	994,549
Chief Financial Officer	2007	305,000		—	—	357,867		—	—	4,196	667,063
	2006	206,250	(6)	—	—	203,964		—	—	5,646	415,860
Russell G. Owens(7)	2008	442,000		—	—	1,634,659	(8)	—	—	801,421	2,878,080
	2007	425,000		—	—	342,810		—	—	2,020	769,830
	2006	385,000		—	—	208,224		—	—	7,770	600,994

(1)	No amounts were paid out under the Company’s Bonus Plan related to fiscal 2007 or fiscal 2006.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008, for the fair value of restricted stock granted to each of the named executives, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The fair value of restricted shares granted was calculated based upon the closing market price of the Company’s common stock on the grant date. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the executives. The actual value that an executive may realize upon vesting of restricted stock awards will depend on the market price of the Company’s stock on vesting date, so there is no assurance that the value realized by an executive will be at or near the value of the market price of the Company’s stock on grant date.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008, fiscal 2007 and fiscal 2006, as applicable, for the fair value of stock options granted to each of the named executives in all fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The fair value of options granted was estimated at the grant date using a Black-Scholes option pricing model. For additional information on the valuation assumptions with respect to stock option grants, refer to note 1 of the Company’s financial statements in the Form 10-K for the year ended December 28, 2008, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the executives. The actual value, if any, that an executive may realize upon exercise of the options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(4)	A portion of the salary may have been contributed to a 401(k) savings or restoration plan (the Plans). Prior to July 1, 2007, the Company did not match employee contributions to the Plans. Effective July 1, 2007, the Company makes bi-weekly matching contributions to the Plans in amounts equal to 25% of the first 6% of employee compensation contributed, subject to an annual maximum of $3,375. The total Company matching contribution amount is presented in the deferred compensation column.

(5)	See the All Other Compensation table below for further details.

(6)	Mr. Mumford joined the Company in April 2006 and received a prorated salary based on an annual salary of $275,000 during fiscal 2006.

(7)	Mr. Owens, the Company’s former Executive Vice President and President of Pei Wei Asian Diner, resigned from his position with the Company in December 2008.

(8)	Includes the recognition of an additional non-cash share-based compensation expense of $1.2 million in connection with the acceleration of the vesting of unvested stock options and the extension of the exercise period of such options pursuant to Mr. Owens’ Separation Agreement.

All Other Compensation Table

The following table sets forth information regarding the detail comprising the “All Other Compensation” column of the Summary Compensation Table shown above.

								Total All
		Lucky Cat		Disability	Health Club Dues			Other
		Dining Card	ESPP	Insurance	Reimbursement	Other		Compensation
Name and Principal Position	Year	Usage ($)(1)	($)(2)	($)(3)	($)(3)	($)		($)

Richard L. Federico	2008	7,815	1,134	—	—	—		8,949
Chairman and Co-Chief	2007	4,196	1,134	—	—	—		5,330
Executive Officer	2006	10,880	—	3,557	2,940	—		17,377
Robert T. Vivian	2008	2,828	3,368	—	—			6,196
Co-Chief Executive Officer	2007	1,558	3,368	—	—	—		4,926
	2006	4,052	3,068	3,154	1,164	—		11,438
R. Michael Welborn	2008	4,100	3,520	—	—			7,620
Executive Vice President	2007	4,956	3,520	—	—	—		8,476
	2006	5,133	2,211	—	—	—		7,344
Mark D. Mumford	2008	5,242	—	—	—			5,242
Chief Financial Officer	2007	4,196	—	—	—	—		4,196
	2006	5,646	—	—	—	—		5,646
Russell G. Owens	2008	1,421	—	—	—	800,000	(4)	801,421
	2007	2,020	—	—	—	—		2,020
	2006	3,143	—	4,627	—	—		7,770

(1)	Each executive receives a “Lucky Cat Dining Card” for use at any of the Company’s Bistro or Pei Wei restaurants. The annual Lucky Cat card usage amount is included in the executive’s taxable income.

(2)	Represents the benefit received upon the purchase of the Company’s common stock pursuant to the Company’s Employee Stock Purchase Plan at a price equal to 95% of the fair market value during fiscal 2008 and 85% of the fair market value during fiscal 2007 and fiscal 2006.

(3)	During fiscal 2006 and prior, the Company paid disability insurance premiums for each executive officer and reimbursed each executive officer for health club membership dues upon request. The Company ceased this practice in fiscal 2007.

(4)	Represents a cash severance payment of $800,000 pursuant to Mr. Owens’ Separation Agreement.

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase the Company’s common stock and other plan-based awards made during the fiscal year ended December 28, 2008, to the persons named in the Summary Compensation Table.

				Grant Date
				Fair Value of
		Restricted	Stock Price on	Restricted
		Stock	Grant Date	Stock Awards
Executive Officer	Grant Date	Awards(1)	($)(2)	($)(3)

Richard L. Federico	10/27/08	44,823	17.34	777,231
Robert T. Vivian	10/27/08	35,000	17.34	606,900
R. Michael Welborn	10/27/08	18,929	17.34	328,229
Mark D. Mumford	10/27/08	16,832	17.34	291,867
Russell G. Owens(1)	—	—	—	—

(1)	This column shows the number shares of restricted stock granted to the named executive officers during 2008. All grants cliff vest after three years.

(2)	Restricted stock awards are valued based on the closing price of the Company’s common stock on the grant date.

(3)	This column shows the full grant date fair value of restricted stock awards granted in 2008. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the vesting period.

(4)	Mr. Owens did not receive a 2008 restricted stock grant. He resigned from his position with the Company in December 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all outstanding equity awards previously awarded to the Company’s named executive officers as of December 28, 2008.

	OPTION AWARDS					STOCK AWARDS
	Number of	Number of
	Securities	Securities				Number of
	Underlying	Underlying				Unvested	Market Value
	Unexercised	Unexercised	Option	Option	Option	Restricted	of Unvested	Share
	Options (#)	Options (#)	Exercise	Vesting Date	Expiration	Shares	Restricted	Vesting
Executive Officer	Exercisable	Unexercisable(1)	Price ($)(2)	(3)	Date	(#)	Shares ($)(4)	Date(5)

Richard L. Federico	60,000	—	$11.375	6/18/2004	6/18/2009
	57,000	—	$15.000	6/23/2005	6/23/2010
	70,000	—	$19.235	7/2/2006	7/2/2011
	40,000	—	$30.570	7/26/2007	7/26/2012
	50,000	—	$45.990	7/25/2008	7/25/2013
	35,333	4,667	$43.970	7/23/2009	7/23/2014
	15,999	8,001	$56.990	7/29/2010	7/29/2015
	48,333	51,667	$30.050	7/28/2011	7/28/2016
						44,823	$918,423	10/27/2011

Robert T. Vivian	60,000	—	$19.235	7/2/2006	7/2/2011
	35,000	—	$30.570	7/26/2007	7/26/2012
	45,000	—	$45.990	7/25/2008	7/25/2013
	35,333	4,667	$43.970	7/23/2009	7/23/2014
	16,666	8,334	$56.990	7/29/2010	7/29/2015
	28,033	29,967	$30.050	7/28/2011	7/28/2016
						35,000	$717,150	10/27/2011

R. Michael Welborn	15,000	—	$32.930	4/3/2003	4/3/2012
	15,000	—	$39.540	4/9/2004	4/9/2013
	15,000	—	$50.050	4/26/2005	4/26/2014
	35,833	14,167	$58.500	5/6/2010	5/6/2015
	33,333	16,667	$56.990	7/29/2010	7/29/2015
	22,958	24,542	$30.050	7/28/2011	7/28/2016
	11,075	30,460	$33.570	7/30/2012	7/30/2017
						18,929	$387,855	10/27/2011

Mark D. Mumford	38,749	36,251	$43.220	5/5/2011	5/5/2016
	3,818	4,082	$30.050	7/28/2011	7/28/2016
	9,691	26,652	$33.570	7/30/2012	7/30/2017
						16,832	$344,888	10/27/2011

Russell Owens	61,296	—	$2.370	12/18/2008	12/18/2010
	7,825	—	$45.990	12/18/2008	12/18/2010
	10,000	—	$43.970	12/18/2008	12/18/2010
	10,000	—	$56.990	12/18/2008	12/18/2010
	58,000	—	$30.050	12/18/2008	12/18/2010
	51,919	—	$33.570	12/18/2008	12/18/2010
						—	—	—

(1)	All options to purchase shares of common stock of the Company issued to the named executive officers are immediately exercisable. However, unvested shares are subject to a right of repurchase by the Company in the event of the executive’s termination of service with the Company. The amounts in this column represent the number of shares that were unvested at December 28, 2008.

(2)	Stock options are granted with an exercise price per share equal to the closing price of the Company’s common stock on the grant date.

(3)	Represents the date on which all options included in this award are vested. The Company grants stock options with a five-year vesting schedule. One-fifth (1/5) of the option award vests on the first anniversary of the grant date. The remainder of the option award vests in monthly increments over the subsequent four-year period.

(4)	Represents the market value of the unvested restricted shares at December 28, 2008.

(5)	Represents the date on which restricted shares are vested. The Company grants restricted stock awards with a three-year cliff vesting schedule.

(6)	Mr. Owens, the Company’s former Executive Vice President and President of Pei Wei Asian Diner, resigned from his position with the Company in December 2008. Under the terms of his Separation Agreement, all unvested stock options became vested on December 18, 2008 and the exercise period for all outstanding stock options was extended through December 18, 2010.

Option Exercises and Stock Vested During Last Fiscal Year

There were no stock option exercises by the Company’s named executive officers during the fiscal year ended December 28, 2008.

Potential Payments upon Termination or Change in Control

As noted above, the Company has entered into employment agreements with each of its named executive officers that require the Company to provide them compensation in the event of a termination of employment or a change in control of the Company.

Termination For Cause

All of the employment agreements provide that if the named executive officer is terminated for “Cause”, the executive officer will be entitled to receive only his base salary then in effect, pro rated to the date of termination.

For purposes of all the employment agreements, “Cause” is defined as: (a) Executive’s theft, dishonesty, or falsification of any Company documents or records; (b) Executive’s improper use or disclosure of Company’s confidential or proprietary information; (c) any action by Executive which has a detrimental effect on the Company’s reputation or business; (d) Executive’s failure to perform any reasonable assigned duties after written notice from Company of, and a reasonable opportunity to cure, such failure; (e) any material breach by Executive of this Agreement, which breach is not cured after written notice from Company of, and a reasonable opportunity to cure such breach; or (f) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform Executive’s duties with Company.

Termination Without Cause or Termination for Good Reason

All of the employment agreements provide that if the named executive officer’s employment is terminated without Cause, the named executive officer will be entitled to a severance package consisting of the following:

•	a cash payment equal to: (a) the greater of one and one-half times the named executive officer’s base salary then in effect on the date of termination or the balance of executive’s base salary due for the remainder of the current term of the employment agreement, plus (b) one and one-half times the average cash bonus paid to the named executive officer for each of the years completed under the terms of his employment agreement;

•	accelerated vesting of all unvested portions of the named executive officer’s equity awards; and

•	continuation of group health insurance benefits for the greater of (a) the remainder of the current term of his employment agreement, or (b) one and one-half years (the “Continuation Period”); provided Company’s insurance carrier allows for continuation. In the event Company’s insurance carrier does not allow coverage continuation, Company will pay the premiums required to continue the named executive officer’s group health care coverage for the Continuation Period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer.

Termination Upon Change of Control

All of the employment agreements provide that if the named executive officer’s employment is terminated without Cause or if the named executive officer terminates his employment for “Good Reason” within 24 months after a change in control (as defined in the employment agreement), the named executive officer will be entitled to a severance package consisting of the following:

•	a cash payment equal to: (a) the greater of two times the named executive officer’s base salary then in effect on the date of termination or the balance of the named executive officer’s base salary due for the remainder of the current term of the agreement; plus (b) the greater of two times (i) the average cash bonus paid to the named executive officer for each of the years completed under the terms of the agreement or (ii) the named executive officer’s annual target bonus;

•	accelerated vesting of all unvested portions of the named executive officer’s equity awards, including the ability to exercise stock options for a period of three years from the date of termination of employment provided that the such extension does not cause the option exercise period to be extended beyond the expiration of the option term; and

•	continuation of group health insurance benefits for the greater of (a) the remainder of the current term, or (b) two years; provided Company’s insurance carrier allows for continuation. In the event Company’s insurance carrier does not allow such coverage continuation, Company agrees to pay the premiums required to continue the named executive officer’s group health care coverage for the Continuation Period, under the applicable provisions of COBRA, provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer.

For purposes of all the employment agreements, “Good Reason” means any one or more of the following without the named executive officer’s written consent, (i) the assignment to the named executive officer of any duties, or any limitation of his responsibilities, substantially inconsistent with the his positions, duties, responsibilities and status with Company immediately prior to the date of the “Change in Control”; (ii) the relocation of the principal place of the officer’s service to a location that is more than fifty (50) miles from the officer’s principal place of service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the named executive officer than the travel requirements existing immediately prior to the date of the Change in Control; or (iii) any material failure by Company to pay, or any material reduction by Company of, the named executive officer’s cash compensation in effect immediately prior to the date of the Change in Control.

For purposes of all the employment agreements, a Change in Control is defined as any one of the following occurrences: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; (ii) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or (iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.

280G Tax Gross-Up

Upon a termination of a named executive officer after a Change in Control of the Company, each named executive officer may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Each of the employment agreements require the Company to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G. The total 280G tax gross-up amount in the above tables assumes that the executive is entitled to a full reimbursement by the Company for (i) any excise taxes that are imposed upon the executive as a result of the change in control. The calculation of the 280G gross-up amount in the above tables is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the execution of a non-competition agreement by the executive.

The following table describes the potential payments upon termination without Cause or, after a change in control of the Company, termination without Cause or termination for Good Reason for each of our current named executive officers:

	Termination Without Cause			Termination Upon a Change in Control
	Cash	Acceleration of		Cash	Acceleration of
	Payment	Vesting of Equity	Benefits	Payment	Vesting of Equity	Benefits and
Name	($)(1)	Awards ($)(2)	($)(3)	($)(1)	Awards ($)(2)	Perquisites ($)

Richard L. Federico	2,749,978	918,423	15,451	3,119,578	918,423	20,601	(4)
Robert T. Vivian	1,863,122	717,150	10,317	2,113,522	717,150	13,755	(5)
R. Michael Welborn	1,241,911	387,855	17,537	1,361,311	387,855	433,690	(6)
Mark D. Mumford	1,128,939	344,888	15,080	1,246,289	344,888	292,751	(7)

(1)	Assumes a termination on December 28, 2008 and payments based on the base salary at December 28, 2008 and fiscal 2008 annual incentive for each executive.

(2)	Calculated based on a termination in December 28, 2008 and the closing market price of the Company’s common stock on that date.

(3)	Reflects the costs related to the continuation of health benefits for the period specified above.

(4)	Includes $20,601 for the continuation of health benefits.

(5)	Includes $13,755 for the continuation of health benefits.

(6)	Includes $23,383 for the continuation of health benefits and $410,307 for a 280G tax gross-up.

(7)	Includes $20,107 for the continuation of health benefits and $272,644 for a 280G tax gross-up.

Compensation of Directors

We reimburse non-employee directors for reasonable costs and expenses incurred in attending Board of Directors’ meetings. Each non-employee director shall receive annual compensation consisting of cash and equity-based awards with a targeted aggregate value of $175,000 and targeted between the 50th to 75th percentile for peer companies. In addition, the Lead Director shall receive an annual retainer of $20,000, the Chair of the Audit Committee shall receive an annual retainer of $20,000, and the Chairs of the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee shall each receive an annual retainer of $10,000.

Each director has the option to determine the amount of cash received with a minimum of 25% and a maximum of 50% of the total compensation to be paid in cash. The balance of the compensation for each director will be awarded as equity-based awards with each director having the option to choose between stock options and restricted stock units or a combination thereof. The value of all equity-based awards will be calculated using the same method used by the Company in valuing its equity-based compensation awards under GAAP. Consistent with past practice, equity-based awards will continue to be made upon election of a new director and, in the case of continuing directors, upon their re-election at each Annual Meeting of the Company’s stockholders. Equity-based awards vest in equal monthly increments over the course of the year following the grant date. At the option of each director, the issuance of shares underlying any restricted stock units may be deferred until they cease serving on the Company’s Board of Directors. Cash payments are made in equal quarterly installments over the course of the year following each annual stockholder meeting. Directors who are not P.F. Chang’s employees also receive an annual “Lucky Cat Dining Card” which generally entitles each holder to $5,000 for use at any of the Company’s Bistro or Pei Wei restaurants.

The following table provides information with respect to the compensation of directors.

	Fees Earned or	Equity-Based
Name(1)	Paid in Cash(2)($)	Awards ($)(2)(3)	Total ($)

F. Lane Cardwell, Jr.	46,250	128,714	174,964
Lesley H. Howe	97,500	107,671	205,171
Kenneth A. May	43,750	121,740	165,490
M. Ann Rhoades	43,750	138,996	182,746
James G. Shennan, Jr.	102,500	114,382	216,882
Kenneth J. Wessels	43,750	121,740	165,490

(1)	Directors who are Company employees receive no additional compensation for serving on the Board of Directors. Compensation for Richard L. Federico, Robert T. Vivian and R. Michael Welborn is reflected in the Summary Compensation Table.

(2)	Each director has the option to determine the amount of cash received with a minimum of 25% and a maximum of 50% of the total compensation to be paid in cash. The balance of the compensation for each director is awarded as equity-based awards, all of which were granted as restricted stock units during fiscal 2008.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of equity-based awards granted to each of the directors for all applicable fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The fair value of options granted was estimated at the grant date using a Black-Scholes option pricing model. For additional information on the valuation assumptions with respect to stock option grants, refer to note 1 of the Company’s financial statements in the Form 10-K for the year ended December 28, 2008, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors. The actual value, if any, that a director may realize upon exercise of the options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model.

The Company calculates the grant date fair value of restricted stock units based upon the closing market price of the Company’s common stock on the date of grant. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT

The Compensation and Executive Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND EXECUTIVE
DEVELOPMENT COMMITTEE

F. Lane Cardwell, Jr. (Chairperson)
M. Ann Rhoades
James G. Shennan, Jr.

EQUITY COMPENSATION PLAN INFORMATION

Information about the Company’s equity compensation plans at December 28, 2008 was as follows:

			Number of
			Shares
			Remaining
	Number of Shares	Weighted	Available for
	to be Issued	Average Exercise	Future Issuance
	Upon Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options	Options	Plans(1)

Equity compensation plans approved by shareholders(1)	2,643,170	$37.75	903,232	(3)
Equity compensation plans not approved by shareholders(2)	144,153	$30.16	70,651

Total	2,787,323		973,883

(1)	Consists of five P.F. Chang’s stock plans: 1996 Stock Option Plan, 1997 Restaurant Management Stock Option Plan, Second Amended and Restated 1998 Stock Option Plan, 1998 Employee Stock Purchase Plan and 2006 Equity Incentive Plan.

(2)	Consists of P.F. Chang’s 1999 Nonstatutory Stock Option Plan, which provides for discretionary grants of nonqualified stock options to the Company’s employees.

(3)	Includes 325,134 shares reserved for issuance under the 1998 Employee Stock Purchase Plan.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to the Company’s Business Ethics Policy and the charter of the Audit Committee, executive officers, directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into related party transactions with the Company without the prior consent of the Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any such person’s immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of the circumstances, are in the Company’s best interests, as the Audit Committee determines in the good faith exercise of its discretion.

Other than the agreements with the Company’s executive officers described in “Compensation Discussion and Analysis” above, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or principal stockholder and immediate members of such person’s family or affiliates of such person had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with and filed in a timely manner.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

The Company has an advance notice provision in its bylaws for stockholder business to be presented at meetings of stockholders. This provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, regardless of whether it is included in the Company’s proxy materials, such stockholder must have given timely notice in writing to the Company’s Secretary. In order to be timely, a stockholder proposal for next year’s Annual Meeting of Stockholders must be received at the Company’s offices at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona, 85255 by December 1, 2009 and satisfy the conditions established by the SEC, specifically, Rule 14a-8 of the Exchange Act.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered pursuant to a request by such stockholders until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a householded mailing this year and you would like to have additional copies of the Notice of Internet Availability of Proxy Materials, or the Company’s annual report and/or proxy statement if you requested such materials, mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at investorrelations@pfcb.com, by mail to Investor Relations, P.F. Chang’s China Bistro, 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255 or call at (480) 888-3000. The Company will promptly send additional copies of the Notice of Internet Availability of Proxy Materials, the annual report and/or proxy statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the Notice of Internet Availability of Proxy Materials, the annual report and/or the proxy statement and related materials and would prefer to receive a single copy in the future. Please note that if you simply want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

By Order of the Board of Directors,

/s/ RICHARD L. FEDERICO
Richard L. Federico
Chairman of the Board of Directors
and Co-Chief Executive Officer

March 16, 2009

P.F. CHANG’S CHINA BISTRO, INC. ATTN: ALLISON SCHULDER 7676 E. PINNACLE PEAK ROAD SCOTTSDALE, AZ 85255 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PFCHN1 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY P.F. CHANG’S CHINA BISTRO, INC. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 1a. F. Lane Cardwell, Jr. 1b. Richard L. Federico 1c. Lesley H. Howe 1d. Kenneth A. May 1e. M. Ann Rhoades 1f. James G. Shennan, Jr. 1g. Robert T. Vivian 1h. R. Michael Welborn 1i. Kenneth J. Wessels For Against Abstain For Against Abstain 2 .Appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending January 3, 2010. Approval of adjournment of the meeting to solicit additional proxies. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Signature [PLEASE SIGN WITHIN BOX] Date

[Graphic Appears Here] [Graphic Appears Here] Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. ___PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _ FCHN2 Proxy — P.F. Chang’s China Bistro, Inc. Meeting Details P.F. Chang’s China Bistro 7676 E. Pinnacle Peak Road Scottsdale, Arizona 85255 Proxy Solicited by Board of Directors for Annual Meeting to be held on April 28, 2009 Richard L. Federico and Robert T. Vivian, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of P.F. Chang’s China Bistro, Inc. to be held on April 28, 2009 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Directors, FOR appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending January 3, 2010 and FOR adjournment of the meeting, if necessary, to solicit additional proxies. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.) [Graphic Appears Here]